February 2013
Pricing Sheet dated February 27, 2013 relating to Preliminary Terms No. 577 dated February 4, 2013 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-Linked Partial Principal at Risk Securities due March 4, 2015
Based on the Performance of the Chinese Renminbi Relative to the U.S. Dollar (Bullish CNY/Bearish USD)
PRICING TERMS – FEBRUARY 27, 2013
Issuer:	Morgan Stanley
Aggregate principal amount:	$3,700,000
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per security
Pricing date:	February 27, 2013
Original issue date:	March 4, 2013 (3 business days after the pricing date)
Maturity date:	March 4, 2015
Interest:	None
Payment at maturity:
If the Chinese renminbi appreciates relative to the U.S. dollar (i.e. the currency performance is positive):
$1,000 + supplemental redemption amount
If the Chinese renminbi does not appreciate or depreciates relative to the U.S. dollar (i.e. the currency performance is zero or negative):
$1,000 + ($1,000 x currency performance), subject to the minimum payment amount
If the Chinese renminbi depreciates, the currency performance will be negative and the payment at maturity will be less than the stated principal amount of $1,000 per security by an amount that is proportionate to the negative currency performance.  However, under no circumstances will the payment at maturity be less than the minimum payment amount of $900 per security.

Supplemental redemption amount:	$1,000 times the currency performance times the participation rate
Currency performance:
1 – (final exchange rate / initial exchange rate)
This formula effectively limits the positive currency performance to 100% but does not limit the negative currency performance.  See “How Does the Currency Performance Formula Work?” and “Hypothetical Payouts on the Securities at Maturity” in the accompanying preliminary terms.

Participation rate:	150%
Minimum payment amount:	$900 per security (90% of the stated principal amount)
Initial exchange rate:	6.2779, which is the exchange rate on February 28, 2013
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:
On any currency business day, the rate for conversion of the Chinese renminbi (“CNY”) into U.S. dollars (expressed as the number of units of CNY per one U.S. dollar), as determined by reference to the rate displayed on the reference source on such currency business day.

Reference source:	Reuters page “SAEC”
Valuation date:	February 27, 2015, subject to adjustment for non-currency business days
CUSIP/ISIN:	617482SS4 / US617482SS48
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
Per security:	$1,000	$20	$980
Total:	$3,700,000	$74,000	$3,626,000
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $992.50 per security.  Please see “Syndicate Information” on page 9 of the accompanying preliminary terms for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $20 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for currency-linked partial principal at risk securities.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 577 dated February 4, 2013
Prospectus Supplement dated August 17, 2012
Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.